SUB ITEM 77D: Policies with respect to security investments

1. On June 30, 2008 the Board of Directors (the Board) of
SunAmerica Focused Series, Inc. (the Fund) approved a policy change in the Focused Growth Portfolio, Focused Mid-Cap Growth Portfolio and Focused Small-Cap Growth Portfolio, each a series of the Fund, to provide for portfolio management solely by a single manger in lieu of the Portfolios current multi-manager strategy, effective August
4, 2008. The Board also approved a change in the number of securities these Portfolios are permitted to hold. Effective August 4, 2008, each of these Portfolios will be permitted to invest in between 30 to 50 securities generally, although a manager may, in its discretion, hold less than 30 securities.

2. On July 21, 2008 the Board of Directors (the Board) of
SunAmerica Focused Series, Inc. (the Fund) approved a policy change in the Focused Large-Cap Growth Portfolio, Focused Large-Cap Value Portfolio, Focused Value Portfolio, Focused Mid-Cap Value Portfolio, Focused Small-Cap Value Portfolio and Focused Growth and Income Portfolio, each a series of the Fund, to provide for portfolio management solely by a single manger in lieu of the Portfolios current multi-manager strategy, effective August 4, 2008. The Board also approved a change in the number of securities these Portfolios are permitted to hold. Effective August 4, 2008, each of these Portfolios will be permitted to invest in between 30 to 50 securities generally, although a manager may, in its discretion, hold less than 30 securities.

3. On August 27, 2008, the Board of the Fund approved the following changes to the Focused Asset Allocation Strategies (the Strategy
Portfolios), which are series of the Fund:

- The principal investment techniques of the Balanced Strategy
Portfolio, Equity Strategy Portfolio and Multi-Asset Strategy Portfolio were amended so that the SunAmerica Alternative Strategies Fund, Inc.
(ASF) can serve as an underlying fund in these Strategy Portfolios; and

- A non-principal investment technique of the Fixed Income Strategy Portfolio and Fixed Income and Equity Strategy Portfolio was amended so that ASF can serve as an underlying fund in these Strategy Portfolios